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EXHIBIT 4.4

AGREEMENT TO VOLUNTARILY
CONVERT PREFERRED STOCK

        This Agreement to Voluntarily Convert Preferred Stock (the "Agreement") is executed as of the 16th day of May, 2005, by and among Golf Galaxy, Inc., a Minnesota corporation (the "Company"), and all of the holders (the "Holders") of the issued and outstanding preferred stock (the "Preferred Stock") of the Company.

BACKGROUND

        A.    Section 1.2.5(B) of the Company's Statement of Designation, Preferences and Rights of Series A, B, C and D Convertible Preferred Stock (the "Statement") in the Amended and Restated Articles of Incorporation (the "Articles of Incorporation") provides that each Holder, at its option, has the right to convert all of its outstanding shares of Preferred Stock into shares of the common stock of the Company (the "Common Stock") pursuant to the terms set forth in Section 1.2.5(C) of the Statement in the Articles of Incorporation.

        B.    The Company is contemplating entering into an initial public offering of its Common Stock (the "IPO") and wants all of the Holders to convert their Preferred Stock into shares of Common Stock contingent upon and simultaneously with the closing of the IPO.

        C.    The Company will satisfy its obligations to pay all dividends on the Preferred Stock that will be accrued and unpaid as of the closing date of the IPO by paying such amount to the Holders in cash at the closing of the IPO.

        D.    The Holders are willing to convert their Preferred Stock into Common Stock pursuant to the terms of this Agreement and to accept the cash payment of all accrued and unpaid dividends on the Preferred Stock at the closing of the IPO.

AGREEMENT

        In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.    Election to Convert.     If the Company completes a Qualified IPO, the Holders hereby irrevocably elect to convert all outstanding shares of Preferred Stock into shares of Common Stock pursuant to Section 1.2.5(B) of the Statement in the Articles of Incorporation (the "Conversion"), such Conversion to be conditioned upon and to occur at the closing of the Qualified IPO, and to be effective with no further action by any party as of the date and time of the closing of the Qualified IPO. Upon the closing of the Qualified IPO, the Company will cause to be delivered to the Holders the shares of Common Stock issuable as a result of the Conversion and the outstanding Preferred Stock will be deemed surrendered and cancelled without any action of the Company or the Holder. An IPO shall be deemed to be a "Qualified IPO" if all of the following conditions are satisfied: (i) the IPO is pursuant to a firm commitment underwriting, (ii) the IPO results in gross proceeds to the Company of not less than $30 million (including proceeds. received by the Company upon exercise of any over-allotment option by underwriters), (iii) the IPO closes on or before December 31, 2005, and (iv) the price per share at which Common Stock is sold in the IPO is satisfactory to all of the four Holders (it being understood that the two Primus entities and the two FdG entities shall each be considered a single Holder) in their sole discretion, as evidenced in writing by such Holders.

        2.    Waiver and Confirmation of Termination of Certain Rights.     Subject to the occurrence of the Conversion, which shall be a condition subsequent to the waiver or confirmation set forth in this sentence, if the Company completes a Qualified IPO, each Holder hereby waives or confirms the termination of (a) all anti-dilution or preemptive rights the Holders may have with respect to the issuance of shares of the Company's capital stock in connection with or immediately prior to the Qualified IPO; (c) any rights the Holders may have to have their shares of Preferred Stock (or the shares of Common Stock into which such Preferred Stock is convertible) registered in the Qualified IPO itself (it being understood that this waiver shall not apply to registration rights that the Holders may have with respect to any time following the Qualified IPO); (d) any rights of redemption the Holders may have with respect to the Preferred Stock; (e) any rights the Holders may have to designate or elect members of the Board of Directors of the Company (other than rights of holders of Common Stock generally); (f) the Amended and Restated Stock Restriction Agreement dated as of October 3, 2000; and (g) all covenants between the Company and the Holder set forth in the respective purchase agreements pursuant to which the Holders purchased the Preferred Stock, including the following: Selection of Independent Public Accountants; Payment of Taxes; Corporate Existence and Licenses; Maintenance of Properties; To Insure; Payment of Indebtedness, etc.; Tax Treatment of Dividends; Notice of Claimed Default or Deficiency; Attendance at Board Meetings; Blue Sky; Compliance with Laws; Filing of Commission Reports; Transactions with Affiliates; Subsidiaries; No Registration Rights to Others; Use of Proceeds; Lock-up; and Articles of Amendment; provided, however, that notwithstanding the foregoing, the covenants between the Company and the Holders set forth on Annex A hereto which were originally set forth in the respective purchase agreements pursuant to which the Holders purchased the Preferred Stock are not hereby waived or terminated, but rather shall continue as modified in Annex A and terminate when and as provided in such covenants.

        3.    Governing Law.     This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof.

        4.    Counterparts.     This Agreement may be executed in any number of counterparts, which, when executed and delivered, will have the same effect as if all of the parties hereto had originally signed the same document. All counterparts will be construed together and will constitute one document. Effective delivery may occur via facsimile.

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Signature page follows.]

        IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement to Voluntarily Convert Preferred Stock as of the date first above written.

GOLF GALAXY, INC.		WILLIAM BLAIR CAPITAL PARTNERS V, L.P.
		By:	William Blair Capital Management
		Its:	General Partner

By:	/s/ RANDY ZANATTA	By:	/s/ GREGG S. NEWMARK
Name:	Randall K. Zanatta	Name:	Gregg S. Newmark
Title:	President and CEO	Title:	Managing Director
PRIMUS CAPITAL FUND IV L.P.
		By:	Primus Venture Partners IV Limited Partnership
		By:	Primus Venture Partners IV, Inc.
		Its:	General Partner
		By:	/s/ WILLIAM C. MULLIGAN
		Name:	William C. Mulligan
		Title:	Executive Vice President
PRIMUS EXECUTIVE FUND L.P.
		By:	Primus Venture Partners IV Limited Partnership
		By:	Primus Venture Partners IV, Inc.
		Its:	General Partner
		By:	/s/ WILLIAM C. MULLIGAN
		Name:	William C. Mulligan
		Title:	Executive Vice President
FdG CAPITAL PARTNERS LLC
		By:	FdG Capital Associates LLC
		Its:	Managing Member
		By:	/s/ DAVID S. GELLMAN
		Name:	David S. Gellman
		Title:	Vice President of FdG Capital Associates, LLC
FdG—CHASE CAPITAL PARTNERS LLC
		By:	FdG Capital Associates LLC
		Its:	Managing Member
		By:	/s/ DAVID S. GELLMAN
		Name:	David S. Gellman
		Title:	Vice President of FdG Capital Associates, LLC
BEST BUY CO., INC.
		By:	/s/ RYAN D. ROBINSON
		Name:	Ryan D. Robinson
		Title:	V.P.—Finance and Treasurer
ALL OF THE HOLDERS

ANNEX A

        1.    Financial Statements and Information.

        The Company shall furnish to each Holder of at least 250,000 shares of Common Stock, as such number may be ratably adjusted in connection with any stock splits, stock dividends and/or stock combinations affecting such Common Stock following the date of this Agreement, (the "Minimum Number of Shares"):

          (a)    Interim Financial Statements and Reports.    Within 45 days after the end of each month, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, together with related consolidated statements of operations, changes in stockholders' equity and cash flows for such month and year-to-date, prepared in accordance with generally accepted accounting principles consistently applied (with the exception of full footnote disclosures, schedules and precise period cutoffs) and certified by the principal financial officer or controller, or their equivalent, of the Company, subject to usual year-end audit adjustments.

          (b)    Annual Financial Statements and Reports.    Within 120 days after the last day of each fiscal year of the Company, a copy of its audit report containing a consolidated balance sheet of the Company and its Subsidiaries at the end of the fiscal year, together with related consolidated statements of operations, changes in stockholders' equity and cash flows for such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied, all examined by and accompanied by a certificate of opinion of the Company's independent public accountants, (when applicable), together with consolidating statements, which need not be certified, which set forth the eliminations of intercorporate items.

          (c)    Additional Reports.    Promptly after transmission or filing thereof (but in no event later than 10 business days thereafter), copies of: all financial statements, reports and any other material written communications as the Company or any Subsidiary shall send to the Holders of any class or series of its capital stock; such registration statements, proxy material, reports and other documents as the Company or any of its Subsidiaries shall file with the Commission, with any state securities regulatory agency, or with any stock exchange, in each case within 10 business days after such transmittal or filing, copies of all press releases and other statements made available by the Company to the public generally, concerning material developments in the Company's business, and all such other material information regarding the Company or any Subsidiary or any joint venture in which the Company or any Subsidiary has an interest. The Company further agrees to furnish each Holder, at such Holder's expense at a cost equal to the Company's cost, with any additional information pertaining to the Company and its Subsidiaries not normally prepared by the Company which is required to be reported or furnished by you under the laws or regulations of any jurisdiction to which you are or become subject.

          (d)    Suspension of Obligation.    If the Company becomes obligated to file reports with the Securities and Exchange Commission (the "Commission") under Section 13 or Section 15(d) of the Securities Exchange Act by reason of its having a class of Securities registered under Section 12 of the Securities Exchange Act, it shall regularly file reports thereunder in a timely manner so long as it is required to do so pursuant to the provisions of the Securities Exchange Act, and it shall furnish a copy to you within the time periods specified in such respective subsections, the delivery of such document to you will satisfy the requirements of Subsections (a), (b) and (c) of this Section 1.

        2.    Discussion and Inspection Rights.

        The Company shall permit any Holder who, alone or when aggregated with the holdings of its Affiliates, owns not less than the Minimum Number of Shares, and any Person designated from time to time by any such Holder, at such Holder's expense, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's directors, officers, other principal executives and independent accountants, and those of its Subsidiaries, all at such reasonable times and as often as such Holder may reasonably request; all books, documents, financial records and vouchers relating to the business and affairs of the Company and its Subsidiaries shall at all reasonable times be open to inspection either by such Holder or such accountant or other Person as shall from time to time be designated by such Holder, who may make such copies thereof or extracts therefrom as such Holder reasonably deems appropriate; and all facilities of the Company and its Subsidiaries shall at all reasonable times be open to inspection by such Holder or such Person as shall from time to time be designated by such Holder.

        3.    Confidentiality.

        Each Holder, and any Person designated from time to time by any such Holder receiving information pursuant to Sections 1, 2 or 3 hereof or upon exercising the rights of discussion or inspection granted under Section 2, shall maintain the confidentiality of all financial, confidential and proprietary information of the Company acquired by them in exercising such rights. Nothwithstanding the proceeding sentence, each Holder, including their representatives, may (i) disclose such information when required by law or governmental order or regulation, or when required by lawful subpoena or other process, (ii) disclose such information to the extent necessary to enforce this Agreement, (iii) disclose such information to its attorney, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, or (iv) disclose such information that is or may become known to any Holder, any Person designated from time to time by such Holder, or to the public from sources outside the Company and through means other than by breach of this Agreement.

        4.    Payment of Fees and Expenses of Purchasers.

        The Company will pay reasonable expenses incurred by you (a) incident to (i) your enforcement of any rights or remedies pursuant to this Agreement, the Company's Articles of Incorporation and/or the other agreements contemplated hereby, or (ii) any request by the Company for your consent to contemplated acts of the Company not permissible under the terms of the Articles of Incorporation or the Bylaws of the Company, this Agreement or any of the agreements contemplated hereby without such consent, or (b) in connection with amendments to this Agreement, the Articles of Incorporation or any of the agreements contemplated hereby which are requested by the Company or (c) in connection with your compliance with any securities laws or other governmental reporting requirements related to your ownership or transfer of Securities; provided, however, that you will pay all fees, costs and expenses incurred by you in connection with HSR Act compliance, other than any filing fee, which shall be borne equally by you and the Company.

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AGREEMENT
1. Election to Convert.
2. Waiver and Confirmation of Termination of Certain Rights.
3. Governing Law.
4. Counterparts.
1. Financial Statements and Information.
2. Discussion and Inspection Rights.
3. Confidentiality.
4. Payment of Fees and Expenses of Purchasers.